Exhibit 99.2

Final Transcript

Conference Call Transcript PBSO.PK - Q2 2009 Point Blank Solutions, Inc. Earnings Conference Call Event Date/Time: Aug 11, 2009 / 06:00PM GMT

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FINAL TRANSCRIPT
Aug 11, 2009 / 06:00PM  GMT, PBSO.PK - Q2 2009 Point Blank Solutions, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

 Glenn Wiener
 Point Blank Solutions, Inc. - IR

 Jim Henderson
 Point Blank Solutions, Inc. - Acting CEO

 Michelle Doery
 Point Blank Solutions, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

 David Koenig
 Morgan Stanley - Analyst

 Mark Lapoleon
Analyst

 PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Point Blank Solutions, Incorporated Conference Call. My name is Heather, and I'll be your coordinator for today. At this time, all participants are in listen-only mode. We'll be facilitating a question-and-answer session towards the end of today's conference.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. I will now turn the presentation over to your host for today's conference, Mr. Glenn Wiener. Please proceed.

Glenn Wiener - Point Blank Solutions, Inc. - IR

Thank you, and good afternoon. Welcome to Point Blank's 2009 second quarter conference call. Speaking today will be Jim Henderson, acting CEO, and Michelle Doery, Chief Financial Officer. Before we begin, please allow a moment for our Safe Harbor statement.

Statements made on this conference call and in the Company's related filings with the SEC and press releases that are not historical facts are forward-looking statements that are based largely on the Company's current expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control.

Such words as expects, anticipates, targets, goals, projects, intends, plans, believes, seeks, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and speak as of the date hereof and are subject to risks and uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, uncertainty of future financial results, additional financing requirements, liquidity of shares of our common stock, the development of new products, governmental contracting processes and court approval of the settlement of the pending class action.

For further detail, we refer you to the Company's filings with the Securities and Exchange Commission, including, without limitation, those uncertainties and risks discussed in the Company's Form 10-K for the period ended December 31st, 2008, and in the Company's most recent Form 10-Q for the period ended June 30th, 2009.

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Aug 11, 2009 / 06:00PM GMT, PBSO.PK - Q2 2009 Point Blank Solutions, Inc. Earnings Conference Call

The Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect any change in the expectations of our management with regard thereto or any changes in the events, conditions or circumstances on which any such statements are based. Thank you again, and at this time I would like to turn the call over to Jim.

Jim Henderson - Point Blank Solutions, Inc. - Acting CEO

Thank you, Glenn, and good afternoon. Once again, I'd like to thank you for joining us today. I'm going to focus my remarks on the progress we made in our restructuring plan to bring this plan back to profitability and briefly highlight some key milestones. I'll let Michelle cover the quarter and the six months results with you before we open up for questions.

First, the statement I made on last quarter's conference call remains true today, Point Blank has a solid foundation in place. We've got good, strong brands and people and I believe the long-term body armor requirements will be high.

Our near-term challenge is to better align our organization, control our costs and preserve our capital and to generate free cash flow and positive EBITDA. Longer term, we are focused on growing this business profitably and enhancing shareholder value.

Our restructuring plan is not just about cutting costs, though that's one of the most critical near-term steps, as we have to improve our liquidity. We have worked quickly to get rid of nonessential expenses, reduce our SG&A and other legacy costs. Concurrently, we're improving production capabilities and our supply chain structure. Our goal is to be the low-cost, best-value provider of ballistics. That's our core strength.

We have worked to streamline operations so that we have the ability to ramp up and ramp down production quickly to meet the marketing requirements and become profitable irrespective the size of our business.

It's no secret that delays in government and military procurements continue to impact the industry. We know that body armor remains a high priority, but we can't sit back and wait for awards. Rather, we are organizing this business to become profitable in our non-military business alone, with incremental value realized as military and government awards are received.

That's not to say we're not de-emphasizing the segment. Complete the contrary, in fact. Continuing to diversify our skill mix is a must and winning military and government solicitations and growing the right way internationally can really add to the bottom line in a significant way. But first we have to be a profitable foundation.

Before discussing some of the progress we made and what's remaining in our restructuring efforts, I'd like to address the IOTV main buy, as I know this question will be asked.

We received notice on July 31st that the main buy was extended again. The award date is now expected on August 16th. There's no additional explanation as to the cause. I'll also add that moving forward, rather than talk about each and every solicitation, we'll discuss orders booked for military and government business. It's very challenging to properly value our business based on what-ifs, especially with delays and with new solicitations popping up from various agencies. I'm going to talk about what's real today and what we've received orders and have backlog to report. We'll provide the details that we can.

Some key highlights of our restructuring plan. Internally, the implementation of our lean manufacturing is progressing well. As I said earlier, we're beginning to realize cost savings, producing more with less and we are much more efficient in our manufacturing and use of material.

Simply comparing operations from what they were at the end of the year, we're able to produce 15% to 20% more volume, with 30% less labor and one-third of the square footage. We've lowered our headcount from approximately 1,300 year end to less than 600 today, but have the ability to ramp up quickly, as orders are generated. We ceased production at Deerfield and Oakland Park facilities and have closed our Washington, D.C., office. We have sublease in place in D.C. and are attempting to sublease Deerfield.

Oakland Park is still in use for packaging and warehousing, but hopefully will be closed in the near future and written off, as a result. In total, we took out about approximately $19 million of annualized overhead and have realized another $5 million in savings through employee cost reductions and furloughs. Our SG&A is down, senior management salaries and Board fees are down, travel and entertainment are down, professional fees are down. Whatever costs we control, we are.

FINAL TRANSCRIPT
Aug 11, 2009 / 06:00PM GMT, PBSO.PK - Q2 2009 Point Blank Solutions, Inc. Earnings Conference Call

As for some sales and marketing development, since last month we have received NIJ-06 certification for nine models and have a number of solutions still pending. Hopefully, with the new standards now in place and more certifications underway, some of the softness in the commercial market will subside.

We have a number of new commercial products coming to market this year and lots of focus will be placed on growing this segment. Our new XP series utilize 100% Kevlar from Dupont, is the first of its kid and we're in discussions with other fiber suppliers and weavers to bring new technology and advanced ballistic solutions to markets.

We're also in the process of analyzing our strategy as it relates to international markets. We've done a good job thus far by growing this segment, but in my opinion haven't really formulated the right strategy to invest, partner and grow. This is one of my priorities throughout the remaining of the year, see what's there, real opportunities for us and develop the right plan to capture more business.

Lastly, it ties into all business segments. We're exploring new markets and technology to grow in the years ahead. We're working with other body armor manufacturers, other defense players, looking at a broad spectrum of opportunities. This is an ongoing process, and there's nothing concrete to report as of today, but, no, we're not standing still.

Let me close with the following comments on liquidity. At year end, we had $39 million of debt, versus approximately $11 million as of June 30th. The amount outstanding under our current facility was down to $2.3 million and we began paying down a term loan and expect to have that paid off by year end.

How we paid off this was due to a couple of actions. We received an IRS refund of $11.3 million, and used that to pay off our debt. Our accounts receivable, we collected $12 million and our inventory is down by $21 million. We've made substantial improvements since the beginning of the year, and more so since the end of the first quarter. However, I'll caution you again that the third quarter will be light due to low military volume and other restructuring and legacy charges we expect to incur.

Our goal is to get to EBITDA positive by fourth quarter and generate positive cash flow and profits in the periods thereafter. I'd like to thank you again for your support, and I'll now turn the call over to Michelle.

Michelle Doery - Point Blank Solutions, Inc. - CFO

Thank you, Jim, and good afternoon. I'll start with our second quarter comparisons. Net sales for the second quarter of 2009 were approximately $54.7 million, compared to $11.1 million in the comparable prior year period, an increase of 393%.

Within this, and for the same respective periods, military and government sales were $17.1 million, compared to $1.6 million, international sales were $29.5 million, versus $700,000, and domestic and distributor sales were $6.9 million, compared to $7.6 million.

During the second quarter, we completed production on the IOTV contract for the US Army and fulfilled the majority of the previously announced contracts internationally, primarily for the OTV and other ballistic components. The large increase we had in soft body armor sales were driven primarily by the increase in military, government and international sales, partially offset by a 9.2% decline in our domestic business.

As you know, delays in the implementation of new NIJ-06 has adversely impacted the industry and continued to impact our sales in the second quarter, as did continued softness in the national economy.

However, with the new NIJ-06 standards now approved and certifications underway, we believe this trend will reverse in future periods. We've talked in prior quarters about diversifying our sales mix and during the second quarter international comprised almost 54% of our total volume, followed by military and Federal government, at 31%, and domestic and distributed at 13%. The remainder is comprised of our sports and health products group.

Gross profit was $4.4 million, or 8% of net sales, compared to approximately $300,000, or 2.7% of net sales. This increase is due primarily to the positive impact Lean manufacturing is having on our production and lower cost of sales, as we seek to get more favorable terms from our suppliers. Additionally, last year's gross profit was adversely impacted by lower sales volumes, due to delays, constraints on price increases, and higher material costs.

FINAL TRANSCRIPT
Aug 11, 2009 / 06:00PM GMT, PBSO.PK - Q2 2009 Point Blank Solutions, Inc. Earnings Conference Call

Partially offsetting the increase were the following charges and expenses. Restructuring charges of $400,000, related to the closure of our Deerfield Beach facility, inventory adjustments of $1.6 million, partially offset by $1 million recovered by the sale of excess and obsolete inventory and an expense of $900,000 due to certain materials not meeting required rigorous testing procedures.

We believe that the lower production costs realized by full implementation of our more efficient manufacturing systems, combined with the more favorable sales mix, will serve to reduce costs while increasing gross margins in future periods. Total operating costs were $9.1 million, or 16.6% of net sales, versus a negative $17.9 million, or negative 161% of net sales. The increase was principally due to the following.

During the second quarter of 2008, the statute of limitations for the major portion of the 2004 employment tax withholding obligations expired. Accordingly, the charge and related liability originally recorded during 2004, totaling $26.1 million, was reversed during the second quarter of 2008.

Higher general and administrative expenses, due to $2.9 million in restructuring charges in an effort to reduce overhead costs on a go-forward basis, which was related to severance paid to former employees, including $2.7 million for General Ellis. The increase was partially offset by lower equity-based compensation expenses of $300,000 related to the change in the majority of the Board of Directors in the third quarter of 2008.

Lower general and administrative expenses due to $0.5 million in credits associated with the negotiated reduction of fees, and there was a $1.4 million decrease in litigation and cost of investigation expenses. I will remind everyone, however, that we anticipate legacy costs to continue in future periods, especially as trials begin in January 2010. Some of these costs may be recoverable from former officers and directors, depending on the outcome of related litigation investigations.

Adjusted EBITDA was a negative $2.1 million, compared to a negative $5.3 million in the prior-year period. This change is principally due to an income tax benefit of $2.2 million. Please refer to our press release for a reconciliation of adjusted EBITDA to net income and an explanation of why we use adjusted EBITDA as a financial measure.

The Company reported an operating loss of $4.7 million compared to an operating income of $17.7 million. Net loss was $1.8 million, or a loss per share of $0.03, compared to net income of $10.6 million, or earnings per share of $0.21 for the periods ended June 30, 2009 and 2008, respectively. Interest income was approximately $1.3 million, compared to $200,000 expensed for the comparable period in 2008.

This change includes a $1.8 million in interest income from the income tax refund, which was partially offset by increased interest expense attributable to increases in contractual rate of interest, reflected in amendments to the credit agreement, as well as incremental amendment fees.

Now, for a brief recap of our six-month comparison before addressing liquidity. For the six months ended June 30, 2009, net sales were $109.6 million, compared to net sales of $61 million, an increase of 79.7%. Driving this increase were higher sales to the military and Federal government, up 35.7%, and a large pickup in international sales, which were $40.3 million, compared to $1 million. Offsetting this increase were lower domestic and distributor sales for reasons I outlined earlier.

Gross profit was approximately $6.9 million, or 6.3% of net sales, compared to approximately $8.5 million, or 13.9% of net sales. The decline is primarily due to restructuring charges of $700,000, of which $400,000 was related to the closing of our Deerfield Beach facility and $300,000 related to severance payments is a result of a reduction in our workforce.

Inventory adjustments of $1.6 million, partially offset by $1.3 million recovered, $1 million was recovered in the second quarter and $300,000 in the first quarter, and an expense of $900,000, which I discussed earlier.

Additionally, lower gross profit was due to the completion of certain contracts that were subject to competitive pricing pressures and, as a result, carried lower gross profit margins, as well as a temporary slowdown in shipments, caused by additional testing requirements by the US military. We are taking aggressive steps to improve our margins through lean manufacturing, greater emphasis on supply chain improvements and by working with our partners to generate more favorable terms.

Lastly, as we grow our other non-military segment of our business, we believe gross profit margins will be favorably impacted.

Our operating profits were $15.6 million, or 14.2% of net sales, compared to a negative $7.6 million, or a negative 12.5% of net sales. Similar to my remarks earlier, the 2008 period was impacted by the $26.1 million reversal of the employment tax withholding obligation charge and related liability and the 2009 period was impacted by $3 million in restructuring charges, $2.9 million of which was related to severance paid to former employees.

FINAL TRANSCRIPT
Aug 11, 2009 / 06:00PM GMT, PBSO.PK - Q2 2009 Point Blank Solutions, Inc. Earnings Conference Call

We had selling and marketing expenses were down $600,000. Equity-based compensation was down $1.2 million. Other G&A was up $1.4 million, but excluding the restructuring charge, down $1.6 million. Driving this was lower G&A expenses due to a $0.5 million in credits associated with a negotiated reduction of fees for legal and other professional services, a reduction of salaries of approximately $0.5 million and other reductions and expenses, mainly related to non-recurring professional fees. Lastly, litigation and cost of investigation expenses were down $2.5 million.

Interest income for the six-month period in 2009 was approximately $900,000, compared to $400,000. this change includes the $1.8 million in interest income from the income tax refund we received in June of this year, partially offset by increased interest expense attributable to increases in the contractual rate of interest reflected in the amendments to the credit agreement, as well as incremental amendment fees.

Effective tax rate was 49.4% and 40.2% for the six months ended June 30th, 2009, and 2008, respectively. The effective tax rate differs from the statutory rate, primarily due to state income taxes and the accounting for uncertain tax provision. Moving onto liquidity, we reached a settlement with the IRS, related to the examination of our income tax refunds to 2003 to 2007 taxable years. This resulted in a refund of $11.3 million, which was received in the second quarter of 2009. As a result of the IRS settlement, $6.6 million of our FIN 48 reserves were reversed in this quarter.

$1.1 million of the decrease in the reserves was credited to the provision for income taxes and impacted effective tax rate and $4.5 million in the reversal relates to stock-based compensation deductions for which the tax benefit was credited to additional [paving] capital.

In addition, we recognized $1.8 million in interest income related to the final IRS settlement. We also settled our exam with the State of New York for the years 2002 through 2004, with no additional tax due. In May 2009, we entered into a further amendment to the credit facility with our lender which, one, waived existing financial covenant results as of March 31st, 2009, eliminated requirements for bank consent to changes in management. It eliminated the EBITDA and net worth covenants for April 30th and May 31st and reduced the revolving facility from $35 million to $30 million.

It established a $3 million availability block, which block amount was increased by 75% of the amount of income tax refund received, of which $11.3 million was received in June, charged an amendment fee of $75,000 and increased the unused line fee to 1.5% and required us to submit a restructuring plan by the end of the second quarter, which we have done.

As of March 31st, 2009, the Company's outstanding balance on the credit facility was $34.8 million, and availability was $8.7 million. Note, this also includes the $10 million term loan, which we've previously discussed. As of June 30th, our outstanding balance on a credit facility is worth $2.3 million and the amount outstanding on the term loan was $8.5 million. The decrease in the credit facility was due to the $11.3 million income tax refund which was received directly, which received our outstanding balance.

Turning to the balance sheet, our working capital as of June 30th, 2009, was approximately $7.8 million, compared to $20.2 million as of December 31st, 2008. The decrease in working capital is mainly attributable to a reduction of on-hand inventories, accounts receivable and income tax receivable.

In addition, there was a decrease in our revolving line of credit in term loans, as well as accounts payable and accrued expenses, due to the receipt of our income tax refund. Our trading accounts receivable decreased approximately $12.4 million, from $33.6 million as of December 31st, 2008, to $21.2 million.

Inventory of $17.5 million was down from inventory of $31.2 million as of March 31st, 2009, and $38.7 million as of the 2008 year end. Accounts receivable days outstanding increased to 35 days, compared to 31 days as of December 31st, 2008.

The increase was primarily due to a decrease in military receivables as a percentage of our total receivables base. Military receivables typically have a faster payment cycle than commercial receivables. Our capital expenditures for the six months ended June 30th, 2009, were approximately $800,000, compared to $3.2 million, which includes $2.5 million in property and equipment acquired through the Life Stone joint venture.

We anticipate our capital expenditures in 2008 to be approximately $1.2 million. In summary, we are managing our inventory, our costs and our relationship with customers and vendors very closely. We're putting in place effective procedures and processes to drive margin and profit improvement, and our liquidity position is much better today than at this point last year, as we entered 2009.

FINAL TRANSCRIPT
Aug 11, 2009 / 06:00PM GMT, PBSO.PK - Q2 2009 Point Blank Solutions, Inc. Earnings Conference Call

There's still a lot of work that needs to be done, especially with the slowdown in production, but I am confident we're taking the right steps. At this time, I'd like to open up the call for questions. Operator?

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). And your first question comes from the line of David Koenig with Morgan Stanley. Please proceed.

David Koenig - Morgan Stanley - Analyst

Good afternoon, gentlemen and Michelle. I really appreciated that we only lost $0.04 in the quarter. When the stock was $0.16, I was worried that we might go out of business altogether, and to see the quarter that was put through is really a good, good sign.

I had several quick questions. Several weeks ago, there was large volumes, 500,000, 800,000. I wondered if we pinned it down to who was selling, Steel, Harbinger, or possibly Brooks [and Chris]. That's one question.

And the other question I had was regarding taxes. I thought we would have a tax loss carry forward, and I still see we're paying like 40% taxes on income. Could you comment on those two things?

Michelle Doery - Point Blank Solutions, Inc. - CFO

As far as the tax loss carry forward, we do have NOLs, large NOLs, that are being carried forward, and when we go pay our taxes in future periods when we have net income, those NOLs will go to reduce the taxes paid. But for financial statements you still have to use the effective tax rate to calculate your provision on the income or loss on the P&L.

David Koenig - Morgan Stanley - Analyst

Thank you. I didn't realize that.

Michelle Doery - Point Blank Solutions, Inc. - CFO

Yes, no problem.

David Koenig - Morgan Stanley - Analyst

And who was selling?

Jim Henderson - Point Blank Solutions, Inc. - Acting CEO

I think with the sellings we saw was Steel Partners had a distribution of stock from a reorganization they went through, and, basically, that was I think part of that large movement you saw.

David Koenig - Morgan Stanley - Analyst

By the way, you'd mentioned something August 16th, some contract may be coming due? Could you run that by me again?

FINAL TRANSCRIPT
Aug 11, 2009 / 06:00PM GMT, PBSO.PK - Q2 2009 Point Blank Solutions, Inc. Earnings Conference Call

Jim Henderson - Point Blank Solutions, Inc. - Acting CEO

Yes, this is just there's been a large Army contract for the IOTV. It's a several billion dollar contract and it's been out there since I believe the original proposal was first quarter of '08, and it's working its way through the system and it's still outstanding. A lot of people usually ask the question of what the status is and that's all, I was just trying to alert everyone it's been extended again.

David Koenig - Morgan Stanley - Analyst

I know at the previous conference call we thought the end of the third quarter, sometime in September, the government would be forced to give us or somebody a contract. But I see they're still holding back. Well, thank you, anyway, for your quick answers.

Jim Henderson - Point Blank Solutions, Inc. - Acting CEO

Thank you.

David Koenig - Morgan Stanley - Analyst

And continue the good work.

Jim Henderson - Point Blank Solutions, Inc. - Acting CEO

Thanks.

Michelle Doery - Point Blank Solutions, Inc. - CFO

Thanks.

Operator

(Operator Instructions). And your next question is from [Mark Lapoleon]. Please proceed.

Mark Lapoleon Analyst

Yes, good morning, and thank you for all your hard work. Two quick questions. One question is do you ever expect to get off the pink sheets within the next year or two? But my most important question was I was very excited to see your international sales numbers, and I was wondering if you could give us a flavor of who you have out there marketing for you in the international marketplace, if it's not proprietary, who's actually buying the vests from you internationally and what you expect from that market going forward? Is it increasing -- I guess I'll leave it at that.

Jim Henderson - Point Blank Solutions, Inc. - Acting CEO

The first part of your answer is the Board constantly looks at and discussions when is the appropriate time to go back to a larger board and get off the pink sheets, and that's at the operating level, it's our I think obligation to the Board and shareholders to just improve the results and get as much sales as we can. The Board will make that determination at the appropriate time, if they feel it's appropriate to move off and to basically make a change (technical difficulty).

Very sensitive competitive information, talking about who we're selling to, so I hate to get into listing program names or countries, but what I can tell you is the international business is something we are going to spend more time taking a real serious look at to determine if we can grow it even more than we have here in the financials.

FINAL TRANSCRIPT
Aug 11, 2009 / 06:00PM GMT, PBSO.PK - Q2 2009 Point Blank Solutions, Inc. Earnings Conference Call

And we really need to understand, because international is such a large market, is where our product is applicable, where we can be cost competitive, and at what point and through either in-country distributors, reps, our own salespeople. And we're really working on that model right now, to try to be much more productive than these financials reflect.

Mark Lapoleon Analyst

Thank you.

Operator

(Operator Instructions)

Jim Henderson - Point Blank Solutions, Inc. - Acting CEO

If there's no further questions, we'll call this meeting to an end. I'd like thank everybody for their time and their support. We appreciate it, and everybody have a good day.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a great day.

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